Exhibit 14(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights of the Acquired Funds” and “Experts” in the Combined Proxy Statement and Prospectus of the Fidelity Advisor Series I and to the incorporation by reference of our report dated October 17, 2007 on the financial statements and financial highlights of the Capital One Capital Appreciation Fund and Capital One Mid Cap Equity Fund included in the Annual Report to Shareholders for the fiscal year ended August 31, 2007 of Capital One Funds, in Post-Effective Amendment No. 1 to the Registration Statement (Form N-14, No. 333-152080) of Fidelity Advisor Series I, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Columbus, Ohio

September 4, 2008